                                                                    EXHIBIT 99.1

NEWS RELEASE                                                              [LOGO]

WWW.NORTELNETWORKS.COM


FOR IMMEDIATE RELEASE                               OCTOBER 5, 2000


For more information:

Business Media:                                     Investment Analysts:
David Chamberlin                                    Nortel Networks
Nortel Networks                                     905-863-6049
972-685-4648                                        888-901-7286
ddchamb@nortelnetworks.com                          investor@nortelnetworks.com


NORTEL NETWORKS COMPLETES ACQUISITION OF ALTEON WEBSYSTEMS
CREATES CONTENT NETWORKING BUSINESS TO BRING NEW LEVELS OF SPEED, INTELLIGENCE, PERSONALIZATION TO INTERNET

BOSTON - Nortel Networks* Corporation [NYSE/TSE: NT] today announced that it has completed the acquisition of Alteon* WebSystems [NASDAQ: ATON], the leader in content networking. Alteon WebSystems stockholders approved the acquisition at their annual meeting held October 4, 2000.

The acquisition was effected by the merger of a wholly owned subsidiary of Nortel Networks with and into Alteon WebSystems. As a result of the merger, each outstanding share of Alteon WebSystems common stock was converted into a right to receive 1.83148 Nortel Networks common shares. Alteon WebSystems common stock will no longer trade on the NASDAQ Stock Market. Nortel Networks issued approximately 82 million common shares in connection with the merger.

"This is a major milestone in our efforts to bring a new level of intelligence and personalization to the Internet," said Clarence Chandran, chief operating officer, Nortel Networks. "The high-performance Internet will be able to prioritize and speed information to its destination by looking beyond the IP address and into the content sent by any given user. Alteon WebSystems also broadens our capabilities for application service providers, Internet data centers, portals and Web hosters."


                                     -more-

"With the acquisition complete, we are ready to move forward at Web speed to deliver high-performance content delivery services that exploit the high-performance Internet and create new profit opportunities for service providers," said Dominic Orr, president and chief executive officer, Alteon WebSystems. "With our combined expertise and leadership, we are uniquely positioned to provide solutions for our customers."

With this announcement, Dominic Orr assumes the role of president, Content Networking and will report to Anil Khatod, president, Global Internet Solutions. The Content Networking business will also include Nortel Networks Shasta* IP Services and other resources associated with the business. Content Networking will also be able to accelerate the broader Nortel Networks value proposition for moving content seamlessly and rapidly across high-performance Optical Internet and 3G wireless networks, and Internet Data Centers.

Nortel Networks Content Networking will span the Optical Internet, Wireless Internet, Local Internet and eBusiness. As a result, service providers, Internet data centers, Web hosters and portals will be able to improve the reliability, speed and profitability of the sites and services they offer, as well as tailor their offerings based on individual user needs. Content Networking will also enable enterprises to more easily manage, scale and optimize the infrastructure required to deliver mission-critical eBusiness capabilities.

The new business unit provides Nortel Networks customers with industry leading content networking capabilities to deliver robust, reliable, high-performance Web server infrastructure. With intelligent networking, ASPs can increase Web traffic response time, enabling low latency, maximizing price/performance under load, and allowing for addition of future, value-added services. It can also enable eBusiness and eContent sites to enhance reliability and performance of their Web server data centers.

Alteon WebSystems stockholders who held their shares directly will receive notice in the mail describing the process to exchange their Alteon WebSystems common stock certificates for Nortel Networks common share certificates. Alteon WebSystems stockholders whose shares are held through intermediaries such as banks or brokers will receive information about their holdings from those institutions.


                                     -more-

Alteon WebSystems pioneered the concept of Web switching and is a leading provider of next generation Internet infrastructure solutions designed to enable businesses to meet the demands resulting from the rapid growth of eBusiness and the Internet. Alteon WebSystems Web data center products - including Web switches, service delivery platforms, server adapters and traffic management software - are optimized to meet the specific challenges of managing Web traffic, and to provide the high performance and availability of leading networking infrastructure solutions. Founded in May of 1996, Alteon WebSystems employs a staff of over 600 around the world.

Nortel Networks is a global Internet and communications leader with capabilities spanning Optical, Wireless, Local Internet and eBusiness. The Company had 1999 U.S. GAAP revenues of US$21.3 billion and serves carrier, service provider and enterprise customers globally. Today, Nortel Networks is creating a high-performance Internet that is more reliable and faster than ever before. It is redefining the economics and quality of networking and the Internet, promising a new era of collaboration, communications and commerce. Visit us at www.nortelnetworks.com.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the impact of price and product competition; the dependence on new product development; the impact of rapid technological and market change; the ability of Nortel Networks to make acquisitions and/or integrate the operations and technologies of acquired businesses in an effective manner; general industry and market conditions and growth rates; international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of consolidations in the telecommunications industry, the uncertainties of the Internet; stock market volatility; the ability of Nortel Networks to recruit and retain qualified employees; and the impact of increased provision of customer financing by Nortel Networks. For additional information with respect to certain of these and other factors, see the reports filed by Nortel Networks with the United States Securities and Exchange Commission. Nortel Networks disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                      -end-

*Nortel Networks, the Nortel Networks logo, the Globemark, Alteon and Shasta are trademarks of Nortel Networks.